Exhibit 99.1

Eastman Completes Acquisition of Taminco

KINGSPORT, Tenn., Dec. 5, 2014 – Eastman Chemical Company (NYSE:EMN) announced today the completion of its acquisition of Taminco Corporation (NYSE:TAM), a global specialty chemical company, for a total of $2.8 billion in cash and assumed debt. The acquired Taminco businesses are expected to be accretive to 2015 earnings per share by greater than $0.35, excluding acquisition-related costs and charges, and to 2016 earnings per share by greater than $0.60.

“We are pleased to complete this transaction and welcome Taminco employees to the global Eastman team,” said Mark Costa, chairman and chief executive officer. “Taminco’s world-class alkylamine technology platform and strong presence in attractive niche end markets will further strengthen our position as a leading specialty chemical company. We are committed to successful integration of Taminco and look forward to delivering the projected synergies of this transaction.”

Taminco’s former Specialty Amines and Crop Protection businesses will be operated as part of the Additives & Functional Products segment and its former Functional Amines business will be operated as part of the Specialty Fluids & Intermediates segment.

Taminco stockholders are entitled to receive $26.00 in cash for each share of Taminco common stock. Taminco’s common stock has been delisted from trading on the New York Stock Exchange.

Forward-Looking Statements: This release includes forward-looking statements subject to the safe harbor provisions of the federal securities laws. These forward-looking statements include statements regarding Eastman’s current expectations regarding the expected benefits of the acquisition of Taminco, integration plans and expected synergies therefrom, and anticipated future financial and operating performance and results. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission (“SEC”), including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 that has been filed with the SEC. Filings made by Eastman are available when filed with the SEC on the Eastman web site at www.eastman.com in the Investors, SEC Information section.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2013 revenues of approximately $9.4 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.

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Contacts:

Media: Kristin Parker

423-229-2526 / kristin@eastman.com

Investors: Greg Riddle

212-835-1620 / griddle@eastman.com